Exhibit 99
FOR IMMEDIATE RELEASE:
Contact:
David P. Boyle
Executive Vice President & CFO
Phone 717.530.2294
77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Reports 58% Increase in Full Year 2018 Net Income
and Announces Quarterly Dividend of $0.15 per Share

Highlights:

•Completed the acquisition of Mercersburg Financial Corporation, adding approximately $141.1 million in loans and $160.8 million in deposits.
•Announced the signing of an agreement to acquire Hamilton Bancorp, Inc., expanding the Company's operations into the Greater Baltimore, Maryland, area.
•Net income, including the impact of merger related expenses, for the quarter ended December 31, 2018  totaled $1.2 million, or $0.12 per diluted share, and $12.8 million, or $1.50 per diluted share, for the year ended December 31, 2018.
•Gross loans outstanding at December 31, 2018, excluding loans held for sale, totaled $1.25 billion.
•Deposits totaled $1.56 billion at December 31, 2018.
•Net interest income for the quarter and year ended December 31, 2018 totaled $14.6 million and $51.4 million. Net interest margin, on a taxable-equivalent basis, totaled 3.35% for the fourth quarter 2018 and 3.31% for the year ended December 31, 2018.
•The Board of Directors declared a cash dividend of $0.15 per common share, payable February 11, 2019, to shareholders of record as of February 4, 2019, a 25.0% increase over the dividend declared in January, 2018.

SHIPPENSBURG, PA (January 23, 2019) -- Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the quarter and year ended December 31, 2018. Net income totaled $1.2 million for the fourth quarter of 2018, compared with $6 thousand for the fourth quarter of 2017. Net income for the year ended December 31, 2018 totaled $12.8 million, increasing 58.3% compared with $8.1 million for the same period in 2017. Diluted earnings per share totaled $0.12 and $1.50 for the quarter and year ended December 31, 2018, compared with $0.00 and $0.98 for the same periods in 2017.

Thomas R. Quinn, Jr., President & CEO, commented, “2018 was an exciting year for Orrstown Financial Services. We are pleased with our 2018 results, particularly considering the impact of merger related costs as we welcomed customers of Mercersburg Financial Corporation into Orrstown Bank. Our results in 2018 were a validation of the successful execution of our growth strategy and we look forward to continuing that success in 2019 as we work toward the addition of Hamilton Bancorp, Inc., to our company.”

Earnings in the fourth quarter of 2018 reflected the acquisition of Mercersburg Financial Corporation ("Mercersburg"), completed on October 1, 2018, as well as continuing increased interest income from expanding loan and investment portfolios in a rising rate environment, partially offset by increases in interest expense. In general, the comparability of operating results for the fourth quarter of 2018 with the fourth quarter of 2017 have been impacted by the Mercersburg acquisition.

MERGER AND ACQUISITION ACTIVITY

In connection with the acquisition of Mercersburg and its banking subsidiary, First Community Bank of Mercersburg, the Company issued 1,052,635 shares of common stock valued at $25.1 million and paid cash totaling $4.9 million in merger consideration. The Company recorded goodwill totaling $11.9 million and a core deposit intangible asset totaling $3.8 million. Loans and deposits acquired totaled approximately $141.1 million and $160.8 million, respectively. The assets purchased and liabilities assumed in the acquisition were recorded at their estimated fair values at the time of closing and may be adjusted for up to one year subsequent to the acquisition. The Mercersburg acquisition expanded the Company's operations in Franklin County, Pennsylvania.

On October 23, 2018, the Company entered into an agreement and plan of merger with Hamilton Bancorp, Inc. ("Hamilton"), the holding company for Hamilton Bank, based in Towson, Maryland. The merger is expected to close in the second quarter of 2019, subject to receipt of regulatory approvals, the approval of Hamilton's shareholders, and the satisfaction of other customary closing conditions. At September 30, 2018, Hamilton reported $502.2 million in assets, $372.9 million in loans, $388.5 million in deposits and had 3,416,414 common shares outstanding. Under the merger agreement, a Hamilton shareholder will receive 0.54 shares of the Company's common stock and $4.10 in cash for each Hamilton share outstanding at the time of the merger. The cash consideration is subject to reduction based on potential losses, write-downs, or reserves related to certain identified loans.

The Company incurred merger related expenses totaling $2.7 million and $3.2 million, for the quarter and year ended December 31, 2018, representing principally investment banking, legal and consulting fees, which are included in noninterest expenses.

OPERATING RESULTS

Net Interest Income

Net interest income totaled $14.6 million in the fourth quarter of 2018, a 29.1% increase compared with $11.3 million for the same period in 2017. Net interest income totaled $51.4 million for the year ended December 31, 2018, an 18.4% increase compared with $43.4 million for the same period in 2017. Net interest margin on a taxable-equivalent basis totaled 3.35% for the fourth quarter of 2018, compared with 3.28% for the third quarter of 2018 and 3.27% for the fourth quarter of 2017. Net interest margin on a taxable-equivalent basis totaled 3.31% for the year ended December 31, 2018, compared with 3.32% for the same period in 2017.

The principal contributor to revenue growth was an increase in interest and fees on loans, as total loans grew by $237.6 million in 2018, with $102.6 million in organic growth and $135.0 million representing the balance, at December 31, 2018, of loans acquired from Mercersburg. Taxable-equivalent yields on interest-earning assets and costs of interest-bearing liabilities both increased from 2017 to 2018, reflecting the increased interest rate environment between years. Other factors impacting the comparison of taxable-equivalent yields between 2017 and 2018 included the effect of purchase accounting related to the Mercersburg acquisition; the Company's gradual increase in rates paid on interest-bearing deposits in response to market demand; and a change in our statutory tax rate, from 34% in 2017 to 21% in 2018 under the Tax Cuts and Jobs Act of 2017.

Provision for Loan Losses

The provision for loan losses totaled $200 thousand in the fourth quarter of 2018, compared with $800 thousand for the same period in 2017. For the year ended December 31, the provision for loan losses in 2018 totaled $800 thousand, compared with $1.0 million in 2017. The Company's organic loan portfolio growth, as well as the benefit of favorable historical charge-off statistics and generally stable economic and market conditions for the last several years, were key factors included in the quantitative and qualitative considerations used by management in the determination of the provision expense required to maintain an adequate allowance for loan losses.

Additional loan portfolio growth and changes in historical charge-off statistics are factors that may result in the need for a determination of additional provisions for loan losses in future quarters.

Noninterest Income

Noninterest income for the quarter ended December 31, 2018, excluding securities gains, totaled $5.0 million compared with $5.2 million in 2017. For the year ended December 31, noninterest income in 2018, excluding securities gains, totaled $20.8 million, a $1.7 million increase, or 8.6%, compared with $19.2 million in 2017.

Trust, investment management and brokerage income for the quarter and year ended December 31 decreased $207 thousand and increased $315 thousand, respectively, year over year. Declines in financial markets in the fourth quarter of 2018 contributed to a reduction in fee income in the fourth quarter of 2018, which partially offset increased fee income realized with overall market value increases in the first three quarters of 2018. The twelve month comparison also reflects increased estate fees recognized in 2018 compared with 2017.

Mortgage banking income for the quarter and year ended December 31 decreased $192 thousand and $256 thousand, respectively, year over year. Income throughout 2018 continued to reflect decreased refinancing activity due to rising mortgage rates and a shortage in available housing inventory.

Other income increased $68 thousand and $1.2 million in comparing the quarter and year ended December 31, from 2017 to 2018. Increases in the first nine months of 2018 included additional gains on SBA loan sales, death benefit proceeds from life insurance contracts and an increase in loan transaction fees.

Net investment securities gains totaled $115 thousand and $1.0 million for the quarter and year ended December 31, 2018, compared with none and $1.2 million for the same periods in 2017. At times, the Company may impact earnings through realized gains or losses on securities as opportunities become available to reposition part of its investment portfolio under asset/liability management strategies or to improve responsiveness of the portfolio to interest rate conditions, while also considering funding requirements of anticipated lending activity.

Noninterest Expenses

Noninterest expenses totaled $18.3 million and $58.0 million for the quarter and twelve months ended December 31, 2018, compared with $12.7 million and $50.3 million for the corresponding 2017 periods. In addition to the previously noted merger related expenses, the following line items reflected notable changes between periods.

Salaries and employee benefits totaled $9.0 million and $32.5 million for the quarter and year ended December 31, 2018, compared with $7.8 million and $30.1 million for the same periods in 2017. In addition to employees added in the Mercersburg acquisition in the fourth quarter of 2018, a higher level of expense has been incurred over the last several quarters for additional employees as a result of the Company's new branches and overall expansion efforts, annual merit increases, increased incentive compensation, and incremental expense for additional share-based awards granted in 2018, net of the benefit of forfeitures. While the Company benefited overall in 2018 from reduced costs associated with its self-insured group health plan due to improving claims experience, these costs did increase in the fourth quarter compared with prior quarters.

Occupancy, furniture and equipment costs for the quarter and year ended December 31 increased $294 thousand and $923 thousand, respectively, year over year, reflecting the Company's expanded presence in Lancaster County, Pennsylvania, as branch banking locations were added in the second half of 2017 and third and fourth quarters of 2018. The Company also incurred start-up expenses in 2018 for an additional Lancaster County branch location, which will open in 2019. In the third quarter of 2017, the Company also expanded its lending activities in York County, Pennsylvania, with the addition of two lenders focused in that region.

Advertising and bank promotions expense totaled $694 thousand and $1.6 million for the quarter and year ended December 31, 2018, compared with $497 thousand and $1.6 million for the same periods in 2017, and principally reflected the timing of promotional activity during the year.

Professional services decreased $92 thousand and $526 thousand in comparing the quarter and year ended December 31, from 2017 to 2018. In 2017, the Company incurred certain indemnification costs, totaling $645 thousand, to several professional service providers in connection with previously disclosed outstanding litigation against the Company.

Intangible asset amortization increased $184 thousand in comparing both the quarter and year ended December 31, 2018 to 2017 due to the core deposit intangible recorded in the Mercersburg acquisition.

Other line items within noninterest expenses showed fluctuations between 2018 and 2017 attributable to normal business operations and a growing franchise.

Income Taxes

Income tax expense totaled $130 thousand and $1.6 million for the quarter and year ended December 31, 2018, compared with $3.0 million and $4.3 million for the same periods in 2017. The effective tax rate for the year ended December 31, 2018 was 11.4%, compared with 34.9% for the year ended December 31, 2017. Due to tax reform enacted in 2017, the Company was required to re-measure its net deferred tax asset and incurred a tax expense of $2.6 million, which is included in total tax expense for 2017. Generally, the Company's effective tax rate is significantly less than the federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits. The Company's federal statutory rate changed from 34% to 21% effective January 1, 2018, under the Tax Cuts and Jobs Act of 2017.

FINANCIAL CONDITION

The following table presents loan balances, by loan class within segments, at December 31, 2018, and December 31, 2017.

(Dollars in thousands)	December 31, 2018	December 31, 2017

Commercial real estate:
Owner occupied	$129,650	$116,811
Non-owner occupied	252,794	244,491
Multi-family	78,933	53,634
Non-owner occupied residential	100,367	77,980
Acquisition and development:
1-4 family residential construction	7,385	11,730
Commercial and land development	42,051	19,251
Commercial and industrial	160,964	115,663
Municipal	50,982	42,065
Residential mortgage:
First lien	235,296	162,509
Home equity – term	12,208	11,784
Home equity – lines of credit	143,616	132,192
Installment and other loans	33,411	21,902
	$1,247,657	$1,010,012

Loans grew $237.6 million, or 23.5%, from $1.01 billion at December 31, 2017 to $1.25 billion at December 31, 2018. The Mercersburg acquisition increased the loan portfolio, principally in the residential mortgage - first lien, commercial and industrial, and commercial real estate - owner occupied classes. The Company's organic growth occurred principally in commercial real estate; acquisition and development loans as the need for new construction financing has increased in the market; and in commercial and industrial loans and installment and other loans as we increased diversification in the portfolio.

Deposits grew $339.2 million, or 27.8%, from $1.22 billion at December 31, 2017 to $1.56 billion at December 31, 2018. The assumption of deposits through the Mercersburg acquisition accounted for approximately half of that increase. The Company continues to increase both noninterest-bearing and interest-bearing deposit relationships from enhanced cash management offerings delivered by its expanded sales force. In addition, approximately one-fourth of the growth in interest-bearing accounts occurred as certain larger depository relationships, previously enrolled in the Company's repurchase agreement program included in short-term borrowings, were enrolled in a program provided through a third party which provides full FDIC insurance on deposit amounts by exchanging or reciprocating larger depository relationships with other member banks.

Borrowings at December 31, 2018, include a $32.5 million subordinated debt issuance by the Company in December 2018. The proceeds are designated for general corporate use, including funding of cash consideration for mergers and acquisitions.

Shareholders’ Equity

Shareholders’ equity totaled $173.4 million at December 31, 2018, an increase of $28.7 million, or 19.8%, from $144.8 million at December 31, 2017. The increase was attributable to the issuance of shares of the Company's common stock for the acquisition of Mercersburg and growth in retained earnings through net income, net of the impact of dividends paid and a decrease in accumulated other comprehensive income (loss) from changes in unrealized gains and losses in securities available for sale.

Asset Quality

The allowance for loan losses totaled $14.0 million at December 31, 2018, compared with $12.8 million at December 31, 2017. Management believes the allowance for loan losses to total loans ratio remains adequate at 1.12% at December 31, 2018. Favorable historical charge-off data and management's emphasis on loan quality have been significant contributors to the determination that the increase between periods in the allowance for loan losses is adequate for the increasing loan portfolio. Loans acquired in the Mercersburg acquisition were recorded at fair value and did not require an increase in the Company's allowance for loan losses.

Nonperforming and other risk assets, consisting of nonaccrual loans, other real estate owned, restructured loans still accruing and loans past due 90 days or more and still accruing, totaled $6.5 million at December 31, 2018, a decrease of $5.5 million, or 45.9%, compared with $12.0 million at December 31, 2017. One commercial loan, downgraded to nonaccrual status in the fourth quarter of 2017 and paid off in the second quarter of 2018, was the principal driver of the change. The change in nonaccrual loan amounts also impacted other asset quality ratios detailed in the Nonperforming Assets / Risk elements (Unaudited) section of this release.

Classified loans, or loans rated substandard, doubtful or loss, totaled $19.8 million at December 31, 2018 (1.6% of total loans), compared with $20.0 million (2.0% of total loans) at December 31, 2017.

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share information)	2018	2017	2018	2017

Net income	$1,152	$6	$12,805	$8,090
Diluted earnings per share	$0.12	$0.00	$1.50	$0.98
Adjusted diluted earnings per share excluding unusual items (1)	$0.36	0.32	$1.81	$1.30
Cash dividends per share	$0.13	$0.12	$0.51	$0.42
Return on average assets	0.24%	0.00%	0.75%	0.54%
Return on average equity	2.70%	0.01%	8.56%	5.73%
Net interest income	$14,629	$11,335	$51,370	$43,371
Net interest margin	3.35%	3.27%	3.31%	3.32%
Net interest margin (excluding the impact of purchase accounting) (1)	3.27%	3.27%	3.28%	3.32%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited)
	December 31,	December 31,
(Dollars in thousands, except per share information)	2018	2017

Assets	$1,934,388	$1,558,849
Loans, gross	1,247,657	1,010,012
Allowance for loan losses	(14,014)	(12,796)
Deposits	1,558,756	1,219,515
Shareholders' equity	173,433	144,765
Book value per share	18.39	17.34
Tangible book value per common share (1)	16.73	17.22

(1) non-GAAP based financial measure. Please refer to Appendix A - GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,	December 31,
(Dollars in thousands)	2018	2017
Assets
Cash and cash equivalents	$88,815	$29,807
Securities available for sale	465,844	415,308

Loans held for sale	3,340	6,089

Loans	1,247,657	1,010,012
Less: Allowance for loan losses	(14,014)	(12,796)
Net loans	1,233,643	997,216

Premises and equipment, net	38,201	34,809
Goodwill	12,592	719
Other intangible assets, net	3,910	356
Other assets	88,043	74,545
Total assets	$1,934,388	$1,558,849

Liabilities
Deposits:
Noninterest-bearing	$204,843	$162,343
Interest-bearing	1,353,913	1,057,172
Total deposits	1,558,756	1,219,515
Borrowings	179,378	177,391
Accrued interest and other liabilities	22,821	17,178
Total liabilities	1,760,955	1,414,084

Shareholders' Equity
Common stock	491	435
Additional paid-in capital	151,678	125,458
Retained earnings	24,472	16,042
Accumulated other comprehensive income (loss)	(2,972)	2,845
Treasury stock	(236)	(15)
Total shareholders' equity	173,433	144,765
Total liabilities and shareholders' equity	$1,934,388	$1,558,849

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(In thousands, except per share information)	2018	2017	2018	2017
Interest and dividend income
Interest and fees on loans	$14,734	$10,793	$49,802	$40,185
Interest and dividends on investment securities	4,278	2,826	15,035	10,830
Total interest and dividend income	19,012	13,619	64,837	51,015
Interest expense
Interest on deposits	3,420	1,705	10,185	6,134
Interest on borrowings	963	579	3,282	1,510
Total interest expense	4,383	2,284	13,467	7,644
Net interest income	14,629	11,335	51,370	43,371
Provision for loan losses	200	800	800	1,000
Net interest income after provision for loan losses	14,429	10,535	50,570	42,371

Noninterest income
Service charges on deposit accounts	1,649	1,451	6,054	5,675
Trust, investment management and brokerage income	2,060	2,267	8,611	8,296
Mortgage banking activities	614	806	2,663	2,919
Other income	717	649	3,520	2,307
Investment securities gains	115	0	1,006	1,190
Total noninterest income	5,155	5,173	21,854	20,387

Noninterest expenses
Salaries and employee benefits	9,037	7,779	32,524	30,145
Occupancy, furniture and equipment	1,934	1,640	7,163	6,240
Data processing	799	569	2,674	2,271
Advertising and bank promotions	694	497	1,592	1,600
FDIC insurance	174	152	681	606
Professional services	343	435	1,847	2,373
Real estate owned	1	20	97	69
Taxes other than income	251	207	1,012	866
Intangible asset amortization	214	30	286	102
Merger related	2,724	0	3,197	0
Other operating expenses	2,131	1,351	6,906	6,058
Total noninterest expenses	18,302	12,680	57,979	50,330
Income before income tax expense	1,282	3,028	14,445	12,428
Income tax expense	130	3,022	1,640	4,338
Net income	$1,152	$6	$12,805	$8,090

Per share information:
Basic earnings per share	$0.13	$0.00	$1.53	$1.00
Diluted earnings per share	0.12	0.00	1.50	0.98
Cash dividends per share	0.13	0.12	0.51	0.42
Weighted-average shares outstanding - diluted	9,316	8,259	8,537	8,226

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	December 31, 2018			December 31, 2017
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$29,124	$158	2.15%	$21,267	$76	1.42%
Securities	506,891	4,390	3.44	427,967	3,157	2.93
Loans	1,239,998	14,853	4.75	997,162	10,982	4.37
Total interest-earning assets	1,776,013	19,401	4.33	1,446,396	14,215	3.90
Other assets	134,897			107,790
Total	$1,910,910			$1,554,186
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$851,686	1,733	0.81	$680,629	700	0.41
Savings deposits	114,307	44	0.15	94,255	38	0.16
Time deposits	384,559	1,643	1.70	281,192	967	1.36
Short-term borrowings	74,310	480	2.56	102,568	241	0.93
Long-term debt	83,504	410	1.95	69,778	338	1.92
Subordinated notes	4,517	73	6.41	0	0	0.00
Total interest-bearing liabilities	1,512,883	4,383	1.15	1,228,422	2,284	0.74
Noninterest-bearing demand deposits	208,582			164,518
Other	20,236			16,132
Total Liabilities	1,741,701			1,409,072
Shareholders' Equity	169,209			145,114
Total	$1,910,910			$1,554,186
Taxable-equivalent net interest income / net interest spread		15,018	3.18%		11,931	3.16%
Taxable-equivalent net interest margin			3.35%			3.27%
Taxable-equivalent adjustment		(389)			(596)
Net interest income		$14,629			$11,335

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate in 2018 and a 34% tax rate in 2017.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Twelve Months Ended
	December 31, 2018			December 31, 2017
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$16,442	$327	1.99%	$15,487	$218	1.41%
Securities	479,517	15,731	3.28	420,583	12,226	2.91
Loans	1,100,626	50,196	4.56	944,352	41,018	4.34
Total interest-earning assets	1,596,585	66,254	4.15	1,380,422	53,462	3.87
Other assets	114,012			108,001
Total	$1,710,597			$1,488,423
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$767,863	4,924	0.64	$648,174	2,148	0.33
Savings deposits	102,189	159	0.16	94,815	150	0.16
Time deposits	324,118	5,102	1.57	292,616	3,836	1.31
Short-term borrowings	81,172	1,577	1.94	97,814	784	0.80
Long-term debt	83,640	1,632	1.95	36,336	726	2.00
Subordinated notes	1,139	73	6.41	0	0	0.00
Total interest-bearing liabilities	1,360,121	13,467	0.99	1,169,755	7,644	0.65
Noninterest-bearing demand deposits	183,387			161,917
Other	17,427			15,450
Total Liabilities	1,560,935			1,347,122
Shareholders' Equity	149,662			141,301
Total	$1,710,597			$1,488,423
Taxable-equivalent net interest income / net interest spread		52,787	3.16%		45,818	3.22%
Taxable-equivalent net interest margin			3.31%			3.32%
Taxable-equivalent adjustment		(1,417)			(2,447)
Net interest income		$51,370			$43,371

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate in 2018 and a 34% tax rate in 2017.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)
	December 31,	September 30,	December 31,
(Dollars in thousands)	2018	2018	2017

Nonaccrual loans (cash basis)	$5,165	$5,458	$9,843
Other real estate (OREO)	130	286	961
Total nonperforming assets	5,295	5,744	10,804
Restructured loans still accruing	1,132	1,143	1,183
Loans past due 90 days or more and still accruing	57	0	0
Total nonperforming and other risk assets	$6,484	$6,887	$11,987

Loans 30-89 days past due (1)	$5,186	$1,681	$5,277

Asset quality ratios:
Total nonperforming loans to total loans	0.41%	0.50%	0.97%
Total nonperforming assets to total assets	0.27%	0.33%	0.69%
Total nonperforming assets to total loans and OREO	0.42%	0.53%	1.07%
Total risk assets to total loans and OREO	0.52%	0.63%	1.19%
Total risk assets to total assets	0.34%	0.40%	0.77%

Allowance for loan losses to total loans	1.12%	1.27%	1.27%
Allowance for loan losses to nonperforming loans	271.33%	253.06%	130.00%
Allowance for loan losses to nonperforming and restructured loans still accruing	222.55%	209.24%	116.05%

(1) At December 31, 2018, includes $1.4 million (recorded at fair value) of loans 30-89 days past due acquired in October 2018 from Mercersburg.

Allowance for Loan Losses Activity (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2018	2017	2018	2017

Balance, beginning of period	$13,812	$12,771	$12,796	$12,775
Provision for loan losses	200	800	800	1,000
Recoveries	103	149	882	287
Charge-offs	(101)	(924)	(464)	(1,266)
Balance, end of period	$14,014	$12,796	$14,014	$12,796

Appendix A - GAAP to Non-GAAP Reconciliations
(in thousands, except per share information)

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to the GAAP based measures contained in this release, investors are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

	December 31, 2018	December 31, 2017
Tangible Book Value per Common Share
End of period balance sheet data
Shareholders' equity	$173,433	$144,765
Goodwill and other intangible assets (1)	15,698	1,054
Tangible common equity (numerator)	$157,735	$143,711

Common shares outstanding (denominator)	9,430	8,347

Tangible book value per common share	$16.73	$17.22

(1) Net of applicable deferred taxes
Tangible book value per common share is a non-GAAP based financial measure calculated using non-GAAP based amounts. The most directly comparable GAAP based measure is book value per common share. In order to calculate tangible book value per common share, we divide tangible common equity, which is a non-GAAP based measure calculated as shareholders' equity less intangible assets, by the number of shares of common stock outstanding. In contrast, book value per common share is calculated by dividing total shareholders' equity by the number of shares of common stock outstanding. Management uses tangible book value per share to assess our capital position and ratios.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Net Interest Margin (excluding the impact of purchase accounting)
Reported net interest margin	3.35%	3.27%	3.31%	3.32%
Adjustment for purchase accounting:
Total interest-earning assets (loans)	(0.08)%	0.00%	(0.03)%	0.00%
Net Interest Margin (excluding the impact of purchase accounting)	3.27%	3.27%	3.28%	3.32%

Net interest margin (excluding the impact of purchase accounting) is a non-GAAP based financial measure using non-GAAP based amounts. The most directly comparable GAAP based measure is net interest margin. To calculate net interest margin (excluding the impact of purchase accounting) we subtract the effects of amortizing/accreting purchase accounting valuation amounts from net interest income and average interest-earning assets/interest-bearing liabilities, and divide the remainder by average interest-earning assets. Management uses net interest margin (excluding the impact of purchase accounting) to measure and monitor the impact of the current economic environment on our net interest income and believes that this measure is a useful indicator of our ongoing earnings power because it excludes the effect of valuation variables used to arrive at the acquisition fair value recorded on the acquisition date. We believe this non-GAAP measure, when taken together with the net interest margin measure, provides meaningful supplemental information to investors regarding our performance. This non-GAAP measure should be considered in addition to, and not as a substitute for or preferable to, net interest margin prepared in accordance with GAAP.

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2018	2017	2018	2017
Adjusted Diluted Earnings per Share Excluding Unusual Items

Net income as reported	$1,152	$6	$12,805	$8,090
Plus: Merger related expenses	2,724	0	3,197	0
Less: Tax effect of merger related expenses	503	0	581	0
Plus: Effect of revaluation of certain net deferred tax assets	0	2,635	0	2,635
Adjusted net income excluding unusual items (numerator)	$3,373	$2,641	$15,421	$10,725

Weighted average common shares outstanding (denominator)	9,316	8,259	8,537	8,226

Diluted earnings per common share as reported	$0.12	$0.00	$1.50	$0.98
Plus: Effect of unusual items	0.24	0.32	0.31	0.32
Adjusted diluted earnings per share excluding unusual items	$0.36	$0.32	$1.81	$1.30

Adjusted earnings per share excluding unusual items is a non-GAAP based financial measure using non-GAAP based amounts. The most directly comparable GAAP based measure is diluted earnings per share. To calculate adjusted earnings per share excluding unusual items, we add back items considered unusual (in this case - merger related expenses, net of tax effect using the statutory tax rate on deductible expense, and the impact of the 2017 Tax Cuts and Jobs Act on certain deferred tax assets) to reported net income, and divide by the weighted average common shares outstanding for the period. Management uses adjusted earnings per share excluding unusual items to measure ongoing financial results and trends of our business by increasing comparability of period-to-period results. We believe this non-GAAP measure, when taken together with the diluted earnings per share measure, provides meaningful supplemental information to investors regarding our performance. This non-GAAP measure should be considered in addition to, and not as a substitute for or preferable to, earnings per share prepared in accordance with GAAP.

About the Company

With over $1.9 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry and York Counties, Pennsylvania and Washington County, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to successfully consummate the Hamilton acquisition; continue to successfully execute on our strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; and to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2017 Annual Report on Form 10-K and 2018 Quarterly Reports on Form 10-Q, and subsequent filings. The foregoing list of factors is not exhaustive.

If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement.  This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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